Exhibit 10.(d)

EMPLOYMENT AGREEMENT

THIS IS AN AGREEMENT made and entered into effective as of the 26th day of August, 2019 (the “Effective Date”) by and between Standex International Corporation, a Delaware corporation with executive offices located at 11 Keewaydin Drive, Suite 300, Salem, New Hampshire 03079 (the “Employer”) and Annemarie Bell, an individual residing at 8 Premier Drive, Londonderry, NH 03053 (the “Employee”). Employee previously has been serving as Interim Vice President of Human Resources for the Employer. Recently, Employer has promoted Employee to Vice President of Human Resources and, in connection with such promotion, has offered, and Employee has accepted, this Employment Agreement (this “Agreement”).

1.	Employment; Term; Location.

(a)     Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer on a full-time basis as Vice President of Human Resources of the Employer, subject to the direction and control of the President and CEO of the Employer, through June 30, 2020 (the “Initial Term”). Thereafter the Agreement shall automatically renew for successive one (1) year terms commencing on July 1st of each year and end on June 30th of the next succeeding year (the “Renewal Term”) unless otherwise terminated pursuant to Section 1(b) of this Agreement.

(b)     Subject to the provisions for termination otherwise included in Section 5 herein, either the Employer or the Employee shall have the right to terminate this Agreement by giving the other party thirty (30) days advanced, written notice (the “Notice Period”), at any time during the Initial Term or any Renewal Term, stating her/its intention to terminate the Agreement. Such termination will be effective at the end of the Notice Period. In the event of notice of termination by the Employer, the provisions of Section 6 shall apply.

(c)     Employee’s principle office location shall be at the Employer’s headquarters in Salem, New Hampshire. Employee shall engage in business travel as reasonably required in order for her to fulfill her responsibilities.

2.     Best Efforts. Employee agrees, as long as this Agreement is in effect, to continue to devote her same best efforts and the same time and attention to the business of Employer that she is presently devoting to said business of Employer, and to the performance of such executive, managerial and supervisory duties of a similar nature to those performed for Employer during the period of service preceding this Agreement.

3.     Non-Compete. Except as set forth in the third paragraph of this Section 3, Employee shall not, while this Agreement is in effect, engage in, or be interested in, in any active capacity, any business other than that of the Employer or any affiliate, associate or subsidiary corporation of Employer. It is the express intent of the Employer and Employee that: (i) the covenants and affirmative obligations of this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

In addition, except as set forth in the third paragraph of this Section 3, Employee shall not, for a period of one (1) year after termination of employment (whether such termination is by reason of the expiration of this Agreement or for any other reason), within the United States, directly or indirectly, control, manage, operate, join or participate in the control, management or operation of any business which directly or indirectly competes with any business of the Employer at the time of such termination. The Employee shall not during the term of this non-competition provision contact any employees of the Employer for the purpose of inducing or otherwise encouraging said employees to leave their employment with the Employer.

No provision contained in this Section shall restrict Employee from making investments in other ventures which are not competitive with Employer, or restrict Employee from engaging, during non-business hours, in any other such non-competitive business or restrict Employee from owning less than five (5) percent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

4.     Compensation; Fringe Benefits.

(a)

Base Compensation. Employer agrees to compensate the Employee for her services during the period of her employment hereunder at a minimum base salary of Two Hundred Fourteen Thousand Dollars ($214,000) per annum, payable semi-monthly. Employee shall be entitled to receive such increases in this minimum base salary, as the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Employer shall, in its sole discretion determine. Currently, it is anticipated that this minimum base salary will be increased to Two Hundred Forty Thousand Dollars ($240,000) per annum effective October 1, 2019.

(b)

Annual Incentive Compensation. Employee shall receive an annual incentive bonus opportunity payable each September after the close of the fiscal year, at a target of 25% of base compensation and, subject to any changes implemented generally by the Compensation Committee variable from 0% to 200% of target based on a combination of the achievement of certain financial metrics and individual performance against individual strategic goals set by the Compensation Committee. Currently, it is anticipated that this target annual incentive bonus shall be increased to 35% with respect to the Employer’s 2020 fiscal year.

(c)

Long Term Incentive Compensation. Employee shall receive a long-term incentive opportunity pursuant to the terms of the Long-Term Incentive Plan of the Employer. Subject to Compensation Committee approval, such participation shall be at a target of 35% of base compensation consisting of grants of time-based restricted stock units and performance based restricted stock units. Subject to any changes adopted generally by the Compensation Committee, actual performance based restricted stock earned is variable from 0% to 200% of target based on achievement of certain metrics established by the Compensation Committee.

(d)

Other Benefit Plans and Programs. Employee shall also be entitled to participate in the Standex Management Stock Purchase Program, the Standex Retirement Savings Plan and such other incentive, welfare and defined contribution retirement benefit plans as are made available, from time to time to executive employees of the Employer.

5.     Termination. In addition to the provisions concerning notice of termination in the second paragraph of Section 1, this Agreement shall terminate upon the following events:

(a)

Death: Employee’s employment shall terminate upon her death, and all liability of Employer shall thereupon cease except for compensation for past services remaining unpaid and for any benefits due to Employee’s estate or others under the terms of any benefit plan of Employer then in effect in which Employee participated.

(b)

Disability: In the event that Employee becomes substantially disabled during the term of this Agreement for a period of six consecutive months so that she is unable to perform the services as contemplated herein, then Employer, at its option, may terminate Employee’s employment upon written notification to Employee. Until such termination option is exercised, Employee will continue to receive her full salary and fringe benefits during any period of illness or other disability, regardless of duration. Whether or not Employee has become substantially disabled and the duration of such disability shall be subject to the Employer’s good faith determination taking into account the nature of the disability and the scope of services provided by Employee hereunder.

(c)

Material Breach: In the event of the commission of any material breach of the terms of this Agreement by the Employee or Employer, the non-breaching party may cause this Agreement to be terminated on ten (10) days written notice. Employer may remove Employee from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period. For purposes of this Agreement, material breach by Employee shall be defined as:

(i)	An act or acts of dishonesty on the Employee’s part which are intended to result in her substantial personal enrichment at the expense of the Employer;

(ii)

the Employee willfully, deliberately and continuously fails to materially and substantially perform her duties hereunder and which result in material injury to the Employer (other than such failure resulting from the Employee’s incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Employee specifically identifying the manner in which the Employer believes Employee has not materially and substantially performed her duties hereunder; or

(iii)	the Employee willfully and deliberately fails to comply with the Employer’s code of conduct, financial corporate policies or other significant, written corporate policies of the Employer; or

(iv)

the Employee, through her conduct and actions (whether willful or not and in the good faith discretion of the Employer), creates a threatening, intimidating or hostile work place environment and, upon written notice from Employer, has failed to satisfactorily and permanently address the conduct and actions giving rise to such environment.

No action, or failure to act, shall be considered “willful” if it is done by the Employee in good faith and with reasonable belief that her action or omission was in the best interest of the Employer. Termination pursuant to Section 5(c) above, where material breach is committed by the Employee, shall not qualify for any severance under Section 6 below.

6.     Severance.

(a) In the event that Employee’s employment is terminated by the Employer pursuant to Section 1 of this Agreement, (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 13 herein and exclusive of termination pursuant to Section 5, where material breach is committed by the Employee), the Employee shall receive severance pay for a period of twelve (12) months following termination of employment. Severance will be paid in accordance with normal and customary payroll practices of the Employer. The aggregate severance will be equal to twelve (12) months of the Employee’s then current, annual base compensation.

(b) In the event that Employee’s employment is terminated by the Employee pursuant to Section 1 of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 13 herein), Employee’s entitlement to compensation and benefits shall cease on the effective date of such termination and Employee shall not be entitled to any severance or other post-employment benefits except as may be provided for under applicable law (e.g., vested 401(k) benefits).

7.     Invention and Trade Secret Agreement. Employee agrees that the Invention and Trade Secret Agreement signed by the Employee and effective October 8, 2015, is in full force and effect, provided, however, that the non-compete clause of the Invention and Trade Secret Agreement shall be superseded by the non-compete provisions of Section 3 of this Agreement.

8.     Specific Performance. It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Employee breaches or threatens to breach her commitments under Section 3 or under the Invention and Trade Secret Agreement. Therefore, it is agreed that Employer may institute and maintain an action or proceeding to compel the specific performance of the promises of Employee contained herein and therein. Such remedy shall, however, be cumulative, and not exclusive, to any other remedy, which Employer may have.

9.     Entire Agreement; Amendment. This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) which may have been previously made by Employer or its respective subsidiaries or affiliates with Employee, and this Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to such employment. This Agreement may be modified or amended only by a written document signed by Employer and Employee.

10.     Assignment. This Agreement is personal between Employer and Employee and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof, to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions. In the event of any such assignment, the term “Employer” as used herein shall mean and include such successor corporation.

11.     Governing Law; Binding Nature of Agreement.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, excluding its choice of law provisions. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.     Survival. The obligations contained in Sections 3, 5 6, 7 and 13 herein shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

13.     Change of Control.

(a)	In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934:

(i)

Employer may terminate Employee's employment only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer's funds; and

(ii)	Employee may terminate her employment at any time if there is a change in her general area of responsibility, title or place of employment, or if her salary or benefits are lessened or diminished.

(b)

Following a change of control of Employer, any termination of Employee's employment either by Employee pursuant to Section 13(a)(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, then:

(i)

Employee shall be promptly paid a lump sum payment equal to one times her current annual base salary plus one times the higher of the Employee’s then current target bonus or most recent actual bonus amount under the Annual Incentive Program as in effect on the date immediately prior to the change in control;

(ii)

Employee shall become 100% vested in all benefit plans in which she participates including but not limited to the Management Savings Program portion of the Standex Annual Incentive Program and all restricted stock grants and performance share units granted under the Standex Long Term Incentive Program, or any successor plan of the Employer, and any other stock-based plans of the Employer; and

(iii)

All life insurance and medical plan benefits covering the Employee and her dependents shall be continued at the expense of Employer for the one-year period following such termination as if the Employee were still an employee of the Employer.

14.     Notices. Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, or by facsimile (with a copy mailed via first class mail, postage pre-paid) or delivery in person to the parties at the addresses set forth in the preamble to this Agreement or at such other address as either party may from time to time designate in writing.

15.     Covenants Several. In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

16.     Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the code and may be made by the Employer at any time and without the consent of the Employee). In the event that any payment of benefits hereunder may, in the determination of the Employer, be subject to section 409A(a)(1) of the Code, the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Employer may attach such conditions to or adjust the amounts paid hereunder to preserve, as closely as possible, the economic consequences that would otherwise have applied to the payment; provided however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code. The Employer further reserves the right to make such amendments to this Agreement as are necessary to conform the Agreement to the requirements of Section 409A, and the Employee agrees to execute any such amendments.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its authorized officers and Employee has executed this Agreement as of the day and year first above written.

STANDEX INTERNATIONAL CORPORATION

By:
	David A. Dunbar	Annemarie Bell
Its:	Chairman, President & CEO